                                                                     Exhibit 2.2

                                                                  Execution Copy

                           TENDER AND VOTING AGREEMENT

         TENDER AND VOTING AGREEMENT, dated as of December 10, 2003 (the "Agreement"), among Manpower Inc., a Wisconsin corporation ("Manpower") and the persons listed on Schedule I hereto (each a "Shareholder" and, collectively, the "Shareholders").

                                R E C I T A L S:

         WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of outstanding shares of Company Common Stock, and shares of Company Common Stock issuable upon exercise of outstanding options, warrants and other rights to purchase Company Common Stock as indicated on Schedule I hereto;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Manpower, Hoosier Acquisition Corp., a Pennsylvania corporation (the "Merger Sub"), and Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for an exchange offer (the "Offer") to be made by Merger Sub of shares of Manpower Common Stock for all of the issued and outstanding shares of Company Common Stock, followed by the merger of Merger Sub with and into the Company (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, as an inducement and as a condition to entering into the Merger Agreement, Manpower has required that the Shareholders agree, and each Shareholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Definitions. The term "Shares" means (a) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire such securities) beneficially owned by the Shareholder as of the date of this Agreement, and (b) all additional securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire such securities) of which the Shareholder acquires beneficial ownership during the period from the date of this Agreement through the termination of this Agreement in accordance with Section 6, below. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" will be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

         Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

         2. Agreement to Tender. Unless Manpower shall otherwise request, each Shareholder hereby agrees to tender, or cause to be tendered, pursuant to and in accordance with the terms of the Offer, the Shares (other than unexercised options, warrants and other rights to acquire shares of Company Common Stock), and agrees that it will not withdraw or permit the withdrawal of such Shares, except as set forth in Schedule II hereto. Within ten Business Days after actual receipt of the preliminary prospectus and other documents in connection with the Offer, each Shareholder will (i) deliver to the depositary designated in the Offer (A) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer and/or (ii) instruct its broker or such other Person who is the holder of record of any Shares beneficially owned by such Shareholder to promptly tender such Shares in exchange in the Offer pursuant to the terms and conditions of the Offer.

         3. Voting.

                  (a) Each Shareholder shall, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, vote (or cause to be voted) all Shares then beneficially owned by such Shareholder (to the extent the Shareholder has the right to vote or direct the voting of such Shares), (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against approval of any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would delay or otherwise adversely affect the Merger or the Offer.

                  (b) Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, her or she shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Shareholder (to the extent the Shareholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of Manpower, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that Manpower may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or
         (v) take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of his or her obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, each Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock.

                  (c) Subject to Section 7, each Shareholder hereby agrees that such Shareholder shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any Company Subsidiaries to, or otherwise take any other action to assist or facilitate, any person or group (other than Manpower or any affiliate or associate of Manpower) concerning any Acquisition Proposal. Each Shareholder acknowledges that, although he or she has no personal liability under the Merger Agreement, Section 5.7 of the Merger Agreement restricts certain actions by the Shareholder as a Company Representative.

                  (d) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (e) Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that he or she may have.

         4. Representations and Warranties of Each Shareholder. Each Shareholder hereby represents and warrants, severally and not jointly, to Manpower as follows:

                  (a) Such Shareholder is the record or beneficial owner of the Shares set forth opposite his or her name on Schedule I. Such Shares constitute all of the shares owned of record or beneficially owned by such Shareholder on the date hereof. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, except as set forth in Schedule II hereto.

                  (b) Such Shareholder has the power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by Manpower, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated thereby.

                  (c)(i) No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby and the compliance by such Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Shareholder to perform such Shareholder's obligations hereunder, shall
         (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, right of first refusal, or voting trust, to which such Shareholder is a party or by which he or she or any of his or her properties or assets may be bound or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of his or her properties or assets.

                  (d) Except as permitted by this Agreement, the Shares beneficially owned by such Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder, or as may arise under applicable securities laws or as set forth on Schedule II hereto. The transfer by such Shareholder of the Shares to Merger Sub or Manpower in accordance with the terms of the Merger Agreement shall pass to and unconditionally vest in Merger Sub or Manpower good and valid title to all Shares, free and clear of all liens, proxies, voting trusts or agreements, rights of first refusal, understandings or arrangements or any other rights whatsoever, except as set forth in Schedule II hereto.

                  (e) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

                  (f) Each Shareholder understands and acknowledges that Manpower is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

         5. Stop Transfer. Each Shareholder shall request that the Company not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Shareholder, unless such transfer is made in compliance with this Agreement.

         6. Termination. This Agreement shall terminate with respect to any Shareholder upon the earliest of (a) the Effective Time or (b) the termination of the Merger Agreement.

         7. No Limitation. Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit or limit a Shareholder from taking any action or from voting on any matter in his or her capacity as a member of the Company Board or as an officer of the Company (including at the direction of the Company Board) or from otherwise complying with or exercising his or her fiduciary duties as a member of the Company Board or as an officer of the Company to the extent specifically permitted by the Merger Agreement.

         8. Miscellaneous.

                  (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Shareholder (in the case of any assignment by Manpower) or Manpower (in the case of an assignment by a Shareholder), provided that Manpower may assign its rights and obligations hereunder to any affiliate of Manpower, but no such assignment shall relieve Manpower of its obligations hereunder.

                  (c) Without limiting any other rights Manpower may have hereunder in respect of any transfer of Shares, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Shareholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors.

                  (d) This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Shareholder except by an instrument in writing signed on behalf of such Shareholder and Manpower.

                  (e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

                  If to a Shareholder:

                           c/o Right Management Consultants, Inc.
                           1818 Market Street
                           Philadelphia, Pennsylvania 19103
                           Telephone: 215.988.1588
                           Telecopy:  215.988.0147

                  With a copy to:

                           Pepper Hamilton LLP
                           3000 Two Logan Square
                           18th & Arch Streets
                           Philadelphia, Pennsylvania 19103
                           Attention:  Barry M. Abelson
                           Telephone: 215.981.4282
                           Telecopy: 215.981.4750

                  If to Manpower:

                           Manpower Inc.
                           5301 N. Ironwood Rd.
                           Milwaukee, Wisconsin 53217
                           Attention:  Michael J. Van Handel
                           Telephone: 414.961.1000
                           Telecopy: 414.906.7985

                  With a copy to:

                           Godfrey & Kahn
                           780 North Water Street
                           Milwaukee, Wisconsin 53202
                           Attention:  Kenneth C. Hunt
                           Phone: 414.273.3500
                           Telecopy: 414.273.5198

         or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (h) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and in the case of the Shareholders, any person who acquires any shares in accordance with Section 3(b), above, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  (j) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

                  (k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Pennsylvania state court located in the City of Philadelphia or any Federal court located in the Eastern District of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any Pennsylvania state court located in the City of Philadelphia or any Federal court located in the Eastern District of Pennsylvania in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the Commonwealth of Pennsylvania located in the City of Philadelphia or in any Federal court located in the Eastern District of Pennsylvania, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (m) This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

                  (n) Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.

                  (o) Each of the obligations of each of the Shareholders hereunder is several and not joint.

         IN WITNESS WHEREOF, Manpower and the Shareholders have caused this Agreement to be duly executed in multiple counterparts as of the day and year first above written.

                                                MANPOWER INC.


                                                By: /s/ Jeffrey A. Joerres
                                                    ----------------------
                                                       Jeffrey A. Joerres


SHAREHOLDERS:

/s/ RICHARD J. PINOLA                            /s/ GEOFFREY S. BOOLE
-----------------------------                   -------------------------------
RICHARD J. PINOLA                               GEOFFREY S. BOOLE

/s/ JOSEPH T. SMITH                             /s/ CHRISTOPHER PIERCE-COOKE
-----------------------------                   -------------------------------
JOSEPH T. SMITH                                 CHRISTOPHER PIERCE-COOKE

/s/ JOHN J. GAVIN                               /s/ JAMES E. GREENWAY
-----------------------------                   -------------------------------
JOHN J. GAVIN                                   JAMES E. GREENWAY

/s/ G. LEE BOHS                                 /s/ MARK A. MILLER
-----------------------------                   -------------------------------
G. LEE BOHS                                     MARK A. MILLER

/s/ CHARLES J. MALLON                           /s/ DR. R. WILLIAM HOLLAND
-----------------------------                   -------------------------------
CHARLES J. MALLON                               DR. R. WILLIAM HOLLAND

/s/ THEODORE A. YOUNG                           /s/  ANDREW MC RAE
-----------------------------                   -------------------------------
THEODORE A. YOUNG                               ANDREW MC RAE

/s/ WILLIAM L. MC CUSKER                        /s/ EDWARD C. DAVIES
-----------------------------                   -------------------------------
WILLIAM L. MC CUSKER                            EDWARD C. DAVIES

/s/ HOWARD H. MARK                              /s/ KEIJI MIYAKI
-----------------------------                   -------------------------------
HOWARD H. MARK                                  KEIJI MIYAKI

/s/ GAYLE I. WEIBLEY
-----------------------------
GAYLE I. WEIBLEY

              Second Signature Page to Tender and Voting Agreement
                             Dated December 10, 2003





                                                /s/  FRANK P. LOUCHHEIM
                                                -------------------------------
                                                FRANK P. LOUCHHEIM

                                                /s/ STEPHEN JOHNSON
                                                -------------------------------
                                                STEPHEN JOHNSON

                                                /s/ JOHN R. BOURBEAU
                                                -------------------------------
                                                JOHN R. BOURBEAU

                                                /s/ LARRY A. EVANS
                                                -------------------------------
                                                LARRY A. EVANS

                                                /s/ FREDERICK DAVIDSON
                                                -------------------------------
                                                FREDERICK DAVIDSON

                                   SCHEDULE I

                                                            Number of Shares of
                                    Number of Shares of     Company Common Stock
                                   Company Common Stock     Subject to Company
                                    Beneficially Owned            Options
                                   ---------------------   ---------------------
Name of Beneficial Owner
------------------------
Richard J. Pinola                         909,437                1,953,201
Joseph T. Smith                           61,676                  703,371
John J. Gavin                             63,755                  564,377
G. Lee Bohs                                5,127                   37,500
Charles J. Mallon                         29,782                  118,125
Theodore A. Young                         11,125                   10,000
William L. McCusker                        2,356                   22,500
Howard H. Mark                             9,574                   54,375
Gayle I. Weibley                            125                    5,000
Geoffrey S. Boole                         14,664                   40,313
Christopher Pierce-Cooke                   9,854                  121,875
James E. Greenway                         30,115                  133,125
Mark A. Miller                            25,010                   61,125
Dr. R. William Holland                    12,535                   71,250
Andrew McRae                               2,905                   33,750
Edward C. Davies                          12,590                   32,500
Keiji Miyaki                                 -                     18,750
Frank P. Louchheim                        198,333                  68,114
Stephen Johnson                            5,000                   7,500
John R. Bourbeau                          49,224                   54,189
Larry A. Evans                            102,537                  49,128
Frederick Davidson                        84,288                   18,750

                                   SCHEDULE II


Richard Pinola has entered into prepaid variable share forward arrangements covering 337,500 Shares under which, if such Shares are not previously tendered in an exchange or tender offer, which requires the cooperation of the counterparty, then in a merger they will be converted into the right to receive shares of the acquiror or other consideration pursuant to the terms of the applicable merger agreement.